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                                                                   Exhibit 8(b)



                       [Letterhead of Robinson & Cole LLP]

                                                                March 27, 1998


Sparkling Spring Water Group Limited
One Landmark Square
Stamford, CT  06901

Ladies and Gentleman:

         You have requested our opinion concerning the material United States federal income tax consequences of the exchange of outstanding 11-1/2% Senior Subordinated Notes due 2007 originally issued by Sparkling Spring Water Group Limited ("Sparkling Spring"), for 11-1/2% Senior Subordinated Notes due 2007 of Sparkling Spring which were registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form F-4 filed herewith (the "Registration Statement").

         The facts upon which we relied to issue the opinion are presented in the Registration Statement. Based on such facts, our opinion regarding the material United States federal income tax consequences is set forth under the heading "United States Federal Income Tax Consequences" in the Registration Statement. We express no opinion as to any other matter not discussed therein. For example, this opinion does not purport to discuss all possible United States federal income tax consequences attributable to the exchange, nor does it present the applicability and effect of any state, local or foreign law. Additionally, any change in the facts from those set forth in the Registration Statement may impact our opinion.

         The basis for our opinion rests in provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      ROBINSON & COLE LLP


                                      By: /s/ Richard W. Tomeo
                                          -------------------------------
                                              Richard W. Tomeo, a partner